HASI Announces Second Quarter 2025 Results

ANNAPOLIS, Md., August 7, 2025 -- (BUSINESS WIRE) -- HA Sustainable Infrastructure Capital, Inc. (“HASI,” “We,” “Our” or the “Company”) (NYSE: HASI), a leading investor in sustainable infrastructure assets, today reported results for the second quarter of 2025.
Key Highlights
•GAAP EPS of $0.74, compared with $0.23 in Q2 2024, and Adjusted EPS of $0.60, compared to $0.63 in Q2 2024.
•GAAP-based Net Investment Income (Loss) was $(3) million in Q2 (as it excludes Income from Equity Method Investments), and Adjusted Recurring Net Investment Income totaled $85 million in Q2, up 25% year-over-year.
•Closed approximately $894 million in transactions YTD with new asset yields on Portfolio investments >10.5%.
•Managed Assets grew 13% year-over-year to $14.6 billion as of June 30, 2025, and we increased our pipeline to more than $6 billion.
•Upgraded by S&P, our third investment grade rating, issued $1 billion of senior unsecured notes at a blended effective yield of 6.3%, and repurchased $700 million of bonds due in 2026 and 2027 and repaid our $200 million convertible notes due in 2025.
•Reaffirmed guidance for compound annual growth in Adjusted EPS of 8-10% through 2027 relative to the 2023 baseline, and declared quarterly dividend of $0.42 per share.
“Our business continues to make strong progress, with closed transactions growing 9% year-over-year in the first half of 2025 and double-digit yields on new Portfolio investments supporting strong margins,” said HASI President and Chief Executive Officer Jeffrey A. Lipson. “Now, with an increased pipeline of more than $6 billion, in part due to a broadening of our focus into new asset classes, we remain on track to achieve our guidance for growing Adjusted EPS at a compound rate of 8-10% into 2027.”
A summary of our financial results is detailed in the table below:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2025	2024	2025	2024
	(in thousands, except for per share data)
GAAP Net Income	98,445	26,540	155,057	149,566
GAAP Diluted earnings per share	0.74	0.23	1.18	1.22

Adjusted earnings	74,988	73,683	153,056	152,589
Adjusted earnings per share	0.60	0.63	1.23	1.31

GAAP-based net investment income (loss)	(3,317)	8,550	5,481	22,113
Adjusted recurring net investment income	85,324	67,733	163,559	136,929

GAAP Net Income and Adjusted Earnings
“We executed on another quarter, demonstrating the strength and quality of our business, which generated meaningful growth in high-quality recurring investment income totaling more than $160 million through the first half of the year,” said HASI Chief Financial Officer, Chuck Melko. “The strength of our business model has been further validated by S&P’s recent upgrade, giving us our third investment grade rating, and we demonstrated our capabilities in managing our capital structure through the refinancing of $900 million of our debt, extending our maturities into 2035.”

GAAP Earnings and EPS
GAAP net income to controlling stockholders was $98 million in Q2 2025, compared to $27 million in Q2 2024. GAAP diluted earnings per share was $0.74 in Q2 2025, compared to $0.23 in Q2 2024. GAAP income in the current period was driven by total revenue of $86 million, total expenses of $105 million (which is inclusive of $11 million of debt extinguishment costs), income from equity method investments of $158 million, and income tax expense of $38 million. GAAP net income increased primarily due to larger income from equity method investments driven by higher allocations in the current period of income related to tax credits allocated to tax equity investors in solar projects. As tax equity investors receive the benefit of tax credits, their ongoing claim on the project’s net assets is reduced. This results in income under GAAP for the other investors in the project.

Adjusted Earnings and EPS
Adjusted earnings were $75 million in Q2 2025, driven by Adjusted Recurring Net Investment Income of $85 million, Gain on Sale of Assets of $8 million, and Origination Fee and Other Income of $1 million, while Compensation and Benefits and General & Administrative expenses (excluding Equity-Based Compensation) were approximately $19 million.

Adjusted Earnings in Q2 2025 increased $1 million compared to Q2 2024, due to an $18 million increase in Adjusted Recurring Net Investment Income driven by a larger Portfolio and a $1 million increase in Origination Fee and Other Revenue, offset by an $18 million decrease in Gain on Sale of Assets due to the timing of closed transactions.

Adjusted EPS was $0.60 in Q2 2025, compared to $0.63 in Q2 2024, due to higher shares outstanding.

An explanation and reconciliation of GAAP Earnings and EPS to Adjusted Earnings and EPS can be found at the end of this release.

Adjusted Recurring Net Investment Income

HASI’s Managed Assets consists of three major components: our Portfolio, our co-investment structures, and our securitized assets. HASI generates recurring income from each of these components: (1) income generated from our Portfolio, including both our debt investments (“Receivables” and “Real Estate and Debt Securities”), and our equity investments (“Equity Method Investments”), (2) management fee income from our securitization trusts and our partner’s share of our co-investment structures, and (3) income from our retained interests in our securitized assets. Adjusted Recurring Net Investment Income measures the recurring income we generate from these three sources, net of interest expense.

GAAP-based net investment income captures Interest and Rental Income revenue as well as Management Fees and Retained Interest Income, less interest expense. However, it does not include the income generated from our Equity Method Investments (as defined below), and thus fails to capture all of the economic returns earned by our Portfolio. GAAP-based net investment loss was $(3) million in Q2 2025, including an $11 million loss on debt extinguishment.

Adjusted Recurring Net Investment Income captures not only our management fee income and income from our retained interests in our securitized assets, but also our income from our entire Portfolio, including both our equity and debt investments, net of interest expense. As a result, management views Adjusted Recurring Net Investment Income as a helpful indicator of the full underlying economics of our investments. enabling a useful comparison of financial results between periods. Adjusted Recurring Net Investment Income was $85 million in Q2 2025, an increase of 25% from $68 million in Q2 2024.

A reconciliation of GAAP-based Net Investment Income to Adjusted Recurring Net Investment Income is shown below, and further explanation can be found at the end of this release.

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
	(in thousands)
Interest and rental income	$67,441	$62,862	$133,918	$133,400
Management fees and retained interest income	8,988	5,218	15,987	10,116
Interest expense	(79,746)	(59,530)	(144,424)	(121,403)
GAAP-based net investment income (loss) (1)	(3,317)	8,550	5,481	22,113
Adjusted income from equity method investments (2)	79,094	59,291	148,956	114,753
Loss (gain) on debt modification or extinguishment	10,557	—	10,878	—
Amortization of real estate intangibles	3	3	7	174
Elimination of proportionate share of management fees earned from co-investment structures (3)	(1,013)	(111)	(1,763)	(111)
Adjusted recurring net investment income	$85,324	$67,733	$163,559	$136,929

(1)GAAP-based net investment income (loss) as reported in previous periods was not defined to include Management fees and retained interest income. It has been included here in comparative periods to reflect the new definition.

(2)This is a non-GAAP adjustment to reflect the return on capital of our equity method investments.

(3)GAAP net income includes an elimination of the intercompany portion of management fees received from co-investment structures in the Equity method income line item. Since GAAP Equity method income is not a component of this metric, we include the elimination of the management fee through this adjustment.

Adjusted Recurring Net Investment Income represents the sum of (1) Interest and Rental Income Revenue, (2) Adjusted Income from Equity Method Investments, and (3) Management Fees and Retained Interest Income, net of (4) Interest Expense and (5) the elimination of our proportionate share of fees earned from co-investment structures. It also excludes other non-cash items such as Amortization of Real Estate Intangibles and, when applicable, Loss (Gain) on Debt Modification or Extinguishment:

•Interest and Rental Income Revenue

As of June 30, 2025, our Receivables, Net of Allowance, and Receivables Held-for-Sale totaled $3.1 billion, up 9% from $2.8 billion as of June 30, 2024, due to the funding of additional investments over the previous 12 months.

Interest and Rental Income Revenue was $67 million in Q2 2025, compared to $63 million in Q2 2024, driven by higher yields on our investments and investment fundings.

•Adjusted Income from Equity Method Investments

As of June 30, 2025, our Equity Method Investments were $4.1 billion, an increase of 21% from $3.4 billion as of June 30, 2024. Equity Method Investments includes our proportionate share of our co-investment vehicle CCH1, which was $559 million as of June 30, 2025, compared to $66 million as of June 30, 2024. Approximately 79% of the assets in CCH1 were receivables or debt securities, and 21% were equity method investments as of June 30, 2025.

Adjusted Income from Equity Method Investments1 was $79 million in Q2 2025, an increase of 33% compared to $59 million in Q2 2024, driven by both growth in Equity Method Investments and their higher yields.

•Management Fees and Retained Interest Income

As of June 30, 2025, assets held by our partners in our co-investment vehicles were $550 million, compared to $57 million as of June 30, 2024. In addition, our Retained Interests in Securitization Trusts, Net of Allowance, were $272 million, an increase of 14% from $238 million as of June 30, 2024.

Management Fees and Retained Interest Income Revenue was $9 million in Q2 2025, compared to $5 million in Q2 2024, driven by growth in both management fees from CCH1 and income from our retained interest in securitized assets.

•Interest Expense

As of June 30, 2025, our total debt outstanding was $4.7 billion, as compared to $4.1 billion as of June 30, 2024, and our weighted-average interest cost, as measured by GAAP interest expense as adjusted for loss on debt modification or extinguishment divided by average debt outstanding, was 5.8% in Q2 2025, compared to 5.6% in Q2 2024.

Interest expense was $80 million in Q2 2025, an increase of $20 million compared to $60 million in Q2 2024, primarily due to debt extinguishment costs of $11 million, which is not included in our Adjusted Earnings.

Managed Assets and New Investment Activity
As of June 30, 2025, our Managed Assets totaled $14.6 billion, up 13% from June 30, 2024, and
1 Adjusted Income from Equity Method Investments is calculated using our underwritten project cash flows discounted back to the net present value, based on a target investment rate, with the cash flows to be received in the future reflecting both a return on the capital (based upon the underwritten investment rate) and a return of the capital we have committed to our equity method investments, as adjusted to reflect the performance of the project and the cash distributed.

consisted of (1) our Portfolio, (2) our partners’ portion of our co-investment vehicle CCH1, and (3) assets we have securitized. As of June 30, 2025, our Portfolio was approximately $7.2 billion. Portfolio yield was 8.3% as of June 30, 2025, compared to 8.0% as of June 30, 2024.

We closed new transactions totaling approximately $189 million in Q2 2025. Through the first six months of 2025, closed transactions totaled approximately $894 million. As of June 30, 2025, our pipeline was more than $6.0 billion.

Weighted average yields on new Portfolio investments were underwritten at more than 10.5% during Q2 2025, consistent with the weighted average yields on Portfolio investments over the prior five quarters.

	As of
	June 30, 2025	June 30, 2024
	(in millions)
Managed Assets	$14,619	$12,967
GAAP-Based Portfolio	7,168	6,186

Portfolio Yield	8.3%	8.0%

An explanation and reconciliation of GAAP-based Portfolio to Managed Assets can be found at the end of this release.

Our Portfolio remains well-diversified across established clean energy end markets with approximately $3.5 billion of Behind-the-Meter assets and approximately $2.7 billion of Grid-Connected assets, with the remainder comprising assets in Fuels, Transportation, and Nature.

We continued to experience strong credit performance and negligible losses across our Portfolio of investments. The following is an analysis of the performance ratings of our Portfolio as of June 30, 2025.

	Portfolio Performance
	Commercial	Government	Commercial	Commercial
	1 (1)	1 (1)	2 (2)	3 (3)	Total
	(dollars in millions)
Total receivables	$3,019	$33	$29	$—	$3,081
Less: Allowance for loss on receivables	(55)	—	—	—	(55)
Net receivables	2,964	33	29	—	3,026
Receivables held-for-sale	40	3	—	—	43
Debt securities and real estate	14	2	—	—	16
Equity method investments (4)	4,050	—	33	—	4,083
Total	$7,068	$38	$62	$—	$7,168
Percent of Portfolio	99%	—%	1%	—%	100%
(1)This category includes our assets where based on our credit criteria and performance to date, we believe that our risk of not receiving our invested capital remains low.
(2)This category includes our assets where based on our credit criteria and performance to date, we believe there is a moderate level of risk of not receiving some or all of our invested capital. In the second quarter of 2025, we moved into this category a receivable previously included in Category 1 where the underlying assets are experiencing project-specific operational challenges which are currently in the process of being remediated.
(3)This category includes our assets where based on our credit criteria and performance to date, we believe there is substantial doubt regarding our ability to recover some or all of our invested capital. Receivables or debt securities in this category are placed on non-accrual status.
(4)Some of the individual projects included in portfolios that make up our equity method investments have government off-takers. As they are part of large portfolios, they are not classified separately.

Liquidity and Leverage
As of June 30, 2025, cash and cash equivalents totaled $87 million and our total liquidity was $1.4 billion, including approximately $1.3 billion of unused capacity under our revolving credit facility and commercial paper program. In June 2025, we issued $1 billion of senior unsecured notes and used a portion of the note proceeds to complete a cash tender offer to repurchase $400 million and $300 million of senior unsecured notes due 2026 and 2027, respectively, and to repay our $200 million convertible notes due 2025.

Total debt outstanding was $4.7 billion at June 30, 2025, and our debt-to-equity ratio was 1.8x, within our target range of 1.5x to 2.0x and below our internal limit of 2.5x. Approximately 97% of our debt outstanding at June 30, 2025, was either fixed-rate or hedged base rate debt, and 3% was floating-rate debt.

Our weighted-average interest cost, as measured by GAAP interest expense as adjusted for loss on debt modification or extinguishment divided by average debt outstanding, was 5.7% through the first half of 2025 and 5.6% through the first half of 2024.

Sustainability and Impact Highlights
An estimated 54,000 metric tons of carbon emissions will be avoided annually by the transactions closed this quarter, equating to a CarbonCount® score of 0.19 metric tons per $1,000 invested. In total, including assets not retained in our Portfolio, our Managed Assets are avoiding approximately 8.4 million metric tons of carbon emissions annually, based on our proprietary CarbonCount score.

Guidance
We reaffirm our guidance for both Adjusted Earnings per Share and dividend payout ratio. We continue to expect Adjusted Earnings per Share in 2027 to grow at a compound annual rate of 8% to 10%, relative to the 2023 baseline of $2.23 per share, which is equivalent to a midpoint of $3.15 per share in 2027. We also expect distributions of annual dividends per share of common stock to decline to between 55% and 60% of annual Adjusted Earnings per Share by 2027. This guidance reflects our judgments and estimates of (i) yield on our existing Portfolio; (ii) yield on incremental Portfolio investments, inclusive of our existing pipeline; (iii) the volume and profitability of transactions; (iv) amount, timing, and costs of debt and equity capital to fund new investments; (v) changes in costs and expenses reflective of our forecasted operations; and (vi) the general interest rate and market environment. In addition, distributions are subject to approval by our Board of Directors on a quarterly basis. We have not provided GAAP guidance as discussed in the Forward-Looking Statements section of this press release.

Dividend
The Company is also announcing today that our Board of Directors approved a quarterly cash dividend of $0.42 per share of common stock. This dividend will be paid on October 17, 2025, to stockholders of record as of October 3, 2025.

Conference Call and Webcast Information
HASI will host an investor conference call today, Thursday, August 7, 2025, at 5:00 p.m. Eastern Time. The conference call can be accessed live over the phone by dialing 1-877-407-0890 (Toll-Free) or +1-201-389-0918 (toll). Participants should inform the operator that they want to join the “HASI Second Quarter 2025 Results” call. The conference call will also be accessible as an audio webcast with slides on our website. A replay after the event will be accessible as on-demand webcast on our website.

About HASI
HASI (NYSE: HASI) is an investor in sustainable infrastructure assets advancing the energy transition. With more than $14 billion in Managed Assets, our investments are diversified across multiple asset classes, including utility-scale solar, onshore wind, and storage; distributed solar and storage; RNG; and energy efficiency. We combine deep expertise in energy markets and financial structuring with long-standing programmatic client partnerships to deliver superior risk-adjusted returns and measurable environmental benefits. HA Sustainable Infrastructure Capital, Inc. is listed on the New York Stock Exchange (Ticker: HASI). For more information, please visit hasi.com.

Forward-Looking Statements
Some of the information contained in this press release is forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to risks and uncertainties. For these statements, we claim the protections of the safe harbor for forward-looking statements contained in such Sections. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. When we use the words “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may” or similar expressions, we intend to identify forward-looking statements. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements.

Forward-looking statements are subject to significant risks and uncertainties. Investors are cautioned against placing undue reliance on such statements. Actual results may differ materially from those set forth in the forward-looking statements. Factors that could cause actual results to differ materially from those described in the forward-looking statements include those discussed under the caption “Risk Factors” included in our most recent Annual Report on Form 10-K as well as in other periodic reports that we file with the U.S. Securities and Exchange Commission.
Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances, including, but not limited to, unanticipated events, after the date on which such statement is made, unless otherwise required by law. New factors emerge from time to time and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained or implied in any forward-looking statement.
The Company has not provided GAAP guidance as forecasting a comparable GAAP financial measure, such as net income, would require that the Company apply the HLBV method to these investments. In order to forecast under the HLBV method, the Company would be required to make various assumptions related to expected changes in the net asset value of the various entities and how such changes would be allocated under HLBV. GAAP HLBV earnings over a period of time are very sensitive to these assumptions especially in regard to when a partnership transaction flips and thus the liquidation scenarios change materially. The Company believes that these assumptions would require unreasonable efforts to complete and if completed, the wide variation in projected GAAP earnings based upon a range of scenarios would not be meaningful to investors. Accordingly, the Company has not included a GAAP reconciliation table related to any adjusted earnings guidance.
Estimated carbon savings are calculated using the estimated kilowatt hours, gallons of fuel oil, million British thermal units of natural gas and gallons of water saved as appropriate, for each project. The energy savings are converted into an estimate of metric tons of CO2 equivalent emissions based upon the project’s location and the corresponding emissions factor data from the

U.S. Government and International Energy Agency. Portfolios of projects are represented on an aggregate basis.
Contacts
Investors:
Aaron Chew
investors@hasi.com
410-571-6189
Media:
Kenny Gayles
media@hasi.com
443-321-5756

HA SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2025	2024	2025	2024
Revenue
Interest and rental income	$67,441	$62,862	$133,918	$133,400
Gain on sale of assets	7,829	25,795	26,497	54,405
Management fees and retained interest income	8,988	5,218	15,987	10,116
Origination fee and other income	1,427	642	6,224	2,411
Total revenue	85,685	94,517	182,626	200,332
Expenses
Interest expense	79,746	59,530	144,424	121,403
Provision for loss on receivables and retained interests in securitization trusts	1,038	(4,198)	4,850	(2,177)
Compensation and benefits	18,131	20,814	43,110	41,490
General and administrative	6,497	7,955	15,874	17,007
Total expenses	105,412	84,101	208,258	177,723
Income before equity method investments	(19,727)	10,416	(25,632)	22,609
Income (loss) from equity method investments	157,680	26,874	245,667	185,424
Income (loss) before income taxes	137,953	37,290	220,035	208,033
Income tax (expense) benefit	(38,158)	(10,346)	(62,055)	(56,541)
Net income (loss)	$99,795	$26,944	$157,980	$151,492
Net income (loss) attributable to non-controlling interest holders	1,350	404	2,923	1,926
Net income (loss) attributable to controlling stockholders	$98,445	$26,540	$155,057	$149,566
Basic earnings (loss) per common share	$0.80	$0.23	$1.28	$1.31
Diluted earnings (loss) per common share	$0.74	$0.23	$1.18	$1.22
Weighted average common shares outstanding—basic	121,515,164	114,329,692	120,454,366	113,473,750
Weighted average common shares outstanding—diluted	137,740,850	114,433,285	137,830,564	131,922,504

HA SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

	June 30, 2025	December 31, 2024
Assets
Cash and cash equivalents	$86,508	$129,758
Equity method investments	4,082,998	3,612,394
Receivables, net of allowance of $55 million and $50 million, respectively	3,025,993	2,895,837
Receivables held-for-sale	43,489	75,556
Real estate and debt securities	15,903	9,802
Retained interests in securitization trusts, net of allowance of $3 million and $3 million, respectively	272,194	248,688
Other assets	69,081	108,210
Total Assets	$7,596,166	$7,080,245
Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable, accrued expenses and other	$292,074	$275,639
Credit facilities	1,116	1,001
Commercial paper notes	356,197	100,057
Term loan facility	397,893	407,978
Non-recourse debt (secured by assets of $305 million and $307 million, respectively)	126,472	131,589
Senior unsecured notes	3,431,248	3,139,363
Convertible notes	402,531	619,543
Total Liabilities	5,007,531	4,675,170
Stockholders’ Equity:
Preferred stock, par value $0.01 per share, 50,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, par value $0.01 per share, 450,000,000 shares authorized, 123,577,987 and 118,960,353 shares issued and outstanding, respectively	1,236	1,190
Additional paid-in capital	2,723,636	2,592,964
Accumulated deficit	(245,392)	(297,499)
Accumulated other comprehensive income (loss)	30,738	40,101
Non-controlling interest	78,417	68,319
Total Stockholders’ Equity	2,588,635	2,405,075
Total Liabilities and Stockholders’ Equity	$7,596,166	$7,080,245

HA SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(DOLLARS IN THOUSANDS)
(UNAUDITED)

	Six Months Ended June 30,
	2025	2024
Cash flows from operating activities
Net income (loss)	$157,980	$151,492
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Provision for loss on receivables and retained interests in securitization trusts	4,850	(2,177)
Depreciation and amortization	418	515
Amortization of financing costs	7,895	8,192
Equity-based expenses	18,272	17,341
Equity method investments	(171,121)	(161,958)
Non-cash gain on securitization	(11,407)	(53,891)
(Gain) loss on sale of receivables and debt securities	—	8,532
Loss on debt extinguishment	10,557	—
Changes in receivables held-for-sale	(4,285)	(6,750)
Changes in accounts payable and accrued expenses	30,545	50,801
Change in accrued interest on receivables and debt securities	(27,371)	(33,242)
Cash received (paid) upon hedge settlement	17,696	19,261
Other	8,421	(2,002)
Net cash provided by (used in) operating activities	42,450	(3,886)
Cash flows from investing activities
Equity method investments	(299,980)	(168,896)
Equity method investment distributions received	19,529	11,426
Proceeds from sales of equity method investments	—	2,107
Purchases of and investments in receivables	(287,049)	(347,343)
Principal collections from receivables	172,080	470,788
Proceeds from sales of receivables	8,344	99,166
Proceeds from sale of real estate	—	115,767
Purchases of debt securities and retained interests in securitization trusts	(6,545)	—
Collateral provided to hedge counterparties	(4,110)	(1,140)
Collateral received from hedge counterparties	5,340	4,010
Other	8,230	(680)
Net cash provided by (used in) investing activities	(384,161)	185,205

	Six Months Ended June 30,
	2025	2024
Cash flows from financing activities
Proceeds from credit facilities	395,000	616,792
Principal payments on credit facilities	(395,000)	(701,792)
Proceeds from issuance of term loan	—	250,000
Principal payments on term loan	(11,124)	(561,023)
Proceeds from issuance of non-recourse debt	—	94,000
Proceeds from (repayments of) commercial paper notes	256,500	80,000
Principal payments on non-recourse debt	(4,950)	(69,958)
Proceeds from issuance of senior unsecured notes	996,174	205,500
Principal payments on convertible notes	(200,000)	—
Redemption of senior unsecured notes	(700,000)	—
Net proceeds of common stock issuances	119,876	82,014
Payments of dividends and distributions	(102,443)	(93,280)
Redemption premium paid	(6,645)	—
Payment of financing costs	(7,195)	(19,711)
Collateral provided to hedge counterparties	(110,320)	(90,860)
Collateral received from hedge counterparties	71,890	114,700
Other	(6,402)	(1,435)
Net cash provided by (used in) financing activities	295,361	(95,053)
Increase (decrease) in cash, cash equivalents, and restricted cash	(46,350)	86,266
Cash, cash equivalents, and restricted cash at beginning of period	150,156	75,082
Cash, cash equivalents, and restricted cash at end of period	$103,806	$161,348
Interest paid	$146,497	$110,097
Supplemental disclosure of non-cash activity
Interests retained from securitization transactions	$18,662	$28,164
Equity method investments retained from securitization and deconsolidation transactions	—	32,564
Equity method investments retained from sale of assets upon establishment of co-investment structure	—	54,655
Deconsolidation of non-recourse debt	—	51,233
Deconsolidation of assets pledged for non-recourse debt	—	51,761
Removal of deferred financing obligation upon securitization	29,051	—

EXPLANATORY NOTES
Non-GAAP Financial Measures
Adjusted Earnings
We calculate adjusted earnings as GAAP net income (loss) excluding non-cash equity expense, provisions for loss on receivables, amortization of intangibles, non-cash provision (benefit) for taxes, losses or (gains) from modification or extinguishment of debt facilities, non-cash tax charges and the earnings attributable to our non-controlling interest of our Operating Partnership. We also make an adjustment to eliminate our portion of fees we earn from related-party co-investment structures, and for our equity method investments in the renewable energy projects as described below. We will use judgment in determining when we will reflect the losses on receivables in our adjusted earnings, and will consider certain circumstances such as the time period in default, sufficiency of collateral as well as the outcomes of any related litigation. In the future, adjusted earnings may also exclude one-time events pursuant to changes in GAAP and certain other adjustments as approved by a majority of our independent directors.

We believe a non-GAAP measure, such as adjusted earnings, that adjusts for the items discussed above is and has been a meaningful indicator of our economic performance in any one period and is useful to our investors as well as management in evaluating our performance as it relates to expected dividend payments over time. Additionally, we believe that our investors also use adjusted earnings, or a comparable supplemental performance measure, to evaluate and compare our performance to that of our peers, and as such, we believe that the disclosure of adjusted earnings is useful to our investors.

Certain of our equity method investments in renewable energy and energy efficiency projects are structured using typical partnership “flip” structures where the investors with cash distribution preferences receive a pre-negotiated return consisting of priority distributions from the project cash flows, in many cases, along with tax attributes. Tax equity investors typically realize a large portion of their return through an allocation of the majority of tax attributes, such as tax depreciation and tax credits, as such credits are realized by the project. Once this preferred return is achieved, the partnership “flips” and the common equity investor, often the operator or sponsor of the project, receives more of the cash flows through its equity interests while the previously preferred investors retain an ongoing residual interest. We have made investments in both the preferred and common equity of these structures. Given our equity method investments are in project companies, they typically have a finite expected life. We typically negotiate the purchase prices of our equity investments based on our underwritten project cash flows discounted back to a net present value, based on a target investment rate, with the cash flows to be received in the future reflecting both a return on the capital (at the investment rate) and a return of the capital we have committed to the project. We use a similar approach in the underwriting of our receivables.

Under GAAP, we account for these equity method investments utilizing the HLBV method. Under this method, we recognize income or loss based on the change in the amount each partner would receive if the assets were liquidated at book value, after adjusting for any distributions or contributions made during such quarter. The amount received in a liquidation is typically based on the negotiated profit and loss allocation, which may differ from the allocation of distributable cash in any given period. The amount allocated to a tax equity investor during the hypothetical liquidation is typically reduced over time as tax attributes are allocated to them and they achieve portions of their preferred return. Accordingly, tax equity investors are allocated losses as they receive tax benefits, while the sponsors of the project and other investors subordinate to tax equity are allocated gains of a similar amount. Tax equity investors can generally elect either investment tax credits or production tax credits, which are each recognized over different time periods. This results in different HLBV income profiles despite the fact that cash allocations are typically not directly impacted by such a tax credit election. In addition, the agreed upon allocations of the project’s cash flows may differ materially from the profit and loss allocation used for the HLBV calculations in a given period.

The application of the HLBV method described above, results in GAAP income or loss in any one period that is often significantly different from the economic returns achieved from the investment in any one period as a result of the impact of tax allocations, the high levels of depreciation and other non-cash expenses that are common to renewable energy projects and the differences between the agreed upon profit and loss and the cash flow allocations. Thus, in calculating adjusted earnings, we adjust GAAP net income (loss) for certain of our investments where there are characteristics as described above to take into account our calculation of the return on capital (based upon the underwritten investment rate), as adjusted to reflect the performance of the project and the cash distributed. In calculating the underwritten investment rate, we make certain assumptions, including the timing and amounts of cash flows generated by our investments, which may differ from actual results, and may update this yield to reflect our most current estimates of project performance. We believe this equity method investment adjustment to our GAAP net income (loss) in calculating our adjusted earnings measure is an important supplement to the income (loss) from equity method investments as determined under GAAP that helps investors understand the economic performance of these investments where HLBV income can differ substantially from the economic returns in any one period.

We have acquired equity investments in portfolios of renewable energy projects which have the majority of the distributions payable to more senior investors in the first few years of the project. The following table provides our results related to our equity method investments for the three and six months ended June 30, 2025 and 2024.

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
	(in millions)
Income (loss) under GAAP	$158	$27	$246	$185

Collections of Adjusted earnings	$53	$18	$73	$31
Return of capital	15	1	21	4
Cash collected	$68	$19	$94	$35
Adjusted earnings does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP), or an indication of our cash flow from operating activities (determined in accordance with GAAP), or a measure of our liquidity, or an indication of funds available to fund our cash needs, including our ability to make cash distributions. In addition, our methodology for calculating adjusted earnings may differ from the methodologies employed by other companies to calculate the same or similar supplemental performance measures, and accordingly, our reported adjusted earnings may not be comparable to similar metrics reported by other companies.
Reconciliation of our GAAP Net Income to Adjusted Earnings
We have calculated our adjusted earnings and provided a reconciliation of our GAAP net income to adjusted earnings for the three and six months ended June 30, 2025 and 2024 in the tables below.

	Three months ended June 30,				Six months ended June 30,
	2025		2024		2025		2024
	$	per share	$	per share	$	per share	$	per share
	(dollars in thousands, except per share amounts)
Net income attributable to controlling stockholders (1)	$98,445	$0.74	$26,540	$0.23	$155,057	$1.18	$149,566	$1.22
Adjustments:
Reverse GAAP (income) loss from equity method investments	(157,680)		(26,874)		(245,667)		(185,424)
Add adjusted income from equity method investments (2)	79,094		59,291		148,956		114,753
Elimination of proportionate share of fees earned from co-investment structures (3)	(1,572)		(111)		(4,275)		(111)
Equity-based expenses	5,595		8,282		18,272		17,341
Provision for loss on receivables (4)	1,038		(4,198)		4,850		(2,177)
(Gain) loss on debt modification or extinguishment	10,557		—		10,878		—
Amortization of intangibles	3		3		7		174
Non-cash provision (benefit) for income taxes	38,158		10,346		62,055		56,541
Net income attributable to non-controlling interest	1,350		404		2,923		1,926
Adjusted earnings	$74,988	$0.60	$73,683	$0.63	$153,056	$1.23	$152,589	$1.31
Shares for adjusted earnings per share (5)	125,312,458		117,506,065		123,970,466		116,453,108

(1)	(1)The per share data reflects the GAAP diluted earnings per share and is the most comparable GAAP measure to our adjusted earnings per share.
(2)	1.This is a non-GAAP adjustment to reflect the return on capital of our equity method investments as described above.
(3)
1.This adjustment is to eliminate the intercompany portion of both up-front origination fees and ongoing asset management received from co-investment structures that for GAAP net income is included in the Equity method income line item. Since we remove GAAP Equity method income for purposes of our Adjusted Earnings metric, we add back the eliminations through this adjustment.

(4)
In addition to these provisions, in the six months ended June 30, 2024, we concluded that an equity method investment, along with certain loans we had made to this investee, were not recoverable. The equity method investment and loans had a carrying value of $0 due to the losses already recognized through GAAP income from equity method investments as a result of operating losses sustained by the investee. We have excluded this write-off from Adjusted earnings, as this investment was an investment in a corporate entity which is not a part of our current investment strategy and is immaterial to our Portfolio. The loss associated with this investment is included in our Average Annual Realized Loss on Managed Assets metric disclosed in the Management’s Discussion and Analysis found in our Form 10-Q.

(5)
1.Shares used to calculate adjusted earnings per share represent the weighted average number of shares outstanding including our issued unrestricted common shares, restricted stock awards, restricted stock units, long-term incentive plan units, and the non-controlling interest in our Operating Partnership. We include any potential common stock issuances related to share based compensation units in the amount we believe is reasonably certain to vest. As it relates to Convertible Notes, we will assess the market characteristics around the instrument to determine if it is more akin to debt or equity based on the value of the underlying shares compared to the conversion price. If the instrument is more debt-like then we will include any related interest expense and exclude the underlying shares issuable upon conversion of the instrument. If the instrument is more equity-like and is more dilutive when treated as equity then we will exclude any related interest expense and include the weighted average shares underlying the instrument. We will consider the impact of any capped calls in assessing whether an instrument is equity-like or debt-like.

Adjusted Recurring Net Investment Income

We have a Portfolio of investments that we finance using a combination of debt and equity, and we also generate recurring income from our retained interests in securitization trusts and from ongoing management fees from our securitization trusts and our co-investment vehicle. We calculate adjusted recurring net investment income as shown in the table below by adjusting GAAP-based net investment income for those earnings adjustments that are applicable to adjusted recurring net investment income. We believe that this measure is useful to investors as it shows the recurring income generated by our Portfolio after the associated interest cost of debt financing and from our asset management activities. Our management also uses adjusted recurring net investment income in this way. Our non-GAAP adjusted recurring net investment income measure may not be comparable to similarly titled measures used by other companies. This measure also differs from our previously reported “Adjusted Net Investment Income”, as Adjusted Net Investment Income did not include Management fees and retained interest income. For further information on the adjustments between GAAP-based net investment income and adjusted recurring net investment income, see the discussion above related to Adjusted Earnings.

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
	(in thousands)
Interest and rental income	$67,441	$62,862	$133,918	$133,400
Management fees and retained interest income	8,988	5,218	15,987	10,116
Interest expense	(79,746)	(59,530)	(144,424)	(121,403)
GAAP-based net investment income (loss) (1)	(3,317)	8,550	5,481	22,113
Adjusted income from equity method investments (2)	79,094	59,291	148,956	114,753
Loss (gain) on debt modification or extinguishment	10,557	—	10,878	—
Amortization of real estate intangibles	3	3	7	174
Elimination of proportionate share of management fees earned from co-investment structures (3)	(1,013)	(111)	(1,763)	(111)
Adjusted recurring net investment income	$85,324	$67,733	$163,559	$136,929

(1)GAAP-based net investment income (loss) as reported in previous periods was not defined to include Management fees and retained interest income. It has been included here in comparative periods to reflect the new definition.

(2)This is a non-GAAP adjustment to reflect the return on capital of our equity method investments as described above.

(3)GAAP net income includes an elimination of the intercompany portion of management fees received from co-investment structures in the Equity method income line item. Since GAAP Equity method income is not a component of this metric, we include the elimination of the management fee through this adjustment.

Managed Assets

We consolidate assets on our balance sheet, securitize assets off-balance sheet, and manage assets in which we coinvest with other parties via equity method investments. Therefore, certain of our receivables and other assets are not reflected on our balance sheet where we may have a residual interest in the performance of the investment, such as a retained interest in cash flows. Thus, we present our investments on a non-GAAP “Managed Assets” basis. We believe that our Managed Asset information is useful to investors because it portrays the amount of both on- and off-balance sheet assets that we manage, which enables investors to understand and evaluate the credit performance associated with our portfolio of receivables, equity investments and residual assets in off-balance sheet assets. Our management also uses Managed Assets in this way. Our non-GAAP Managed Assets measure may not be comparable to similarly titled measures used by other companies.

The following is a reconciliation of our GAAP-based Portfolio to our Managed Assets as of June 30, 2025 and December 31, 2024:

	As of
	June 30, 2025	December 31, 2024
	(dollars in millions)
Equity method investments	$4,083	$3,612
Receivables, net of allowance	3,026	2,896
Receivables held-for-sale	43	76
Real estate and debt securities	16	10
GAAP-Based Portfolio	7,168	6,594
Assets held in securitization trusts	6,901	6,809
Assets held in co-investment structures (1)	550	300
Managed assets	$14,619	$13,703
(1)    Total assets in co-investment structures are $1.1 billion as of June 30, 2025. Not included in this amount is an additional $310 million related to closed transactions not yet funded as of June 30, 2025.

Adjusted Cash from Operations Plus Other Portfolio Collections

We operate our business in a manner that considers total cash collected from our Portfolio, reduced by necessary operating and debt service payments to assess the amount of cash we have available to fund dividends and investments. We believe that the aggregate of these items, which combine as a non-GAAP financial measure titled Adjusted Cash from Operations plus Other Portfolio Collections, is a useful measure of the liquidity we have available from our assets to fund both new investments and our regular quarterly dividends. This non-GAAP financial measure may not be comparable to similarly titled or other similar measures used by other companies. Although there is also not a directly comparable GAAP measure that demonstrates how we consider cash available for dividend payment, below is a reconciliation of this measure to Net cash provided by operating activities.

Adjusted Cash from Operations plus Other Portfolio Collections also differs from Net cash provided by (used in) investing activities in that it excludes many of the uses of cash used in our investing activities such as in Equity method investments, Purchases of and investments in receivables, Purchases of debt securities, and Collateral provided to and received from hedge counterparties. In addition, Adjusted Cash from Operations plus Other Portfolio Collections is not comparable to Net cash provided by (used in) financing activities in that it excludes many of our financing activities such as proceeds from common stock issuances and borrowings and repayments of unsecured debt. We evaluate Adjusted Cash from Operations plus Other Portfolio Collections on a trailing twelve month (“TTM”) basis, as cash collections during any one quarter may not be comparable to other single quarters due to, among other reasons, the seasonality of projects operations and the timing of disbursement and payment dates.

Cash available for reinvestment is a non-GAAP measure which is calculated as Adjusted Cash from Operations plus Other Portfolio Collections less dividend and distribution payments made during the period. We believe Cash available for reinvestment is useful as a measure of our ability to make incremental investments from reinvested capital after factoring in all necessary cash outflows to operate the business. Management uses Cash available for reinvestment in this way, and we believe that our investors use it in a similar fashion.

	For the year ended,	Plus:	Less:	For the TTM ended,
		For the six months ended,
	December 31, 2024	June 30, 2025	June 30, 2024	June 30, 2025
		(in thousands)
Net cash provided by operating activities	$5,852	$42,450	$(3,886)	$52,188
Changes in receivables held-for-sale	29,273	4,285	6,750	26,808
Equity method investment distributions received (1)	39,142	19,529	11,426	47,245
Proceeds from sales of equity method investments	9,472	—	2,107	7,365
Principal collections from receivables	600,652	172,080	470,788	301,944
Proceeds from sales of receivables	171,991	8,344	99,166	81,169
Proceeds from sales of land	115,767	—	115,767	—
Principal collections from debt securities (2)	47	253	(75)	375
Proceeds from the sale of a previously consolidated VIE (2)	5,478	—	—	5,478
Proceeds from sales of debt securities and retained interests in securitization trusts	5,390	—	—	5,390
Principal payments on non-recourse debt	(72,989)	(4,950)	(69,958)	(7,981)
Adjusted Cash from Operations plus Other Portfolio Collections	910,075	241,991	632,085	519,981
Less: Dividends	(192,269)	(102,443)	(93,280)	(201,432)
Cash Available for Reinvestment	$717,806	$139,548	$538,805	$318,549
(1) Represents return of capital distributions from our equity method investments included in cash provided by (used in) investing activities section of our statement of cash flows which is incremental to any equity method investment distributions found in net cash provided by operating activities.
(2) Included in Other in the cash provided (used in) investing activities section of our statement of cash flows.
	For the year ended,	Plus:	Less:	For the TTM ended,
		For the six months ended,
	December 31, 2024	June 30, 2025	June 30, 2024	June 30, 2025
		(in thousands)
Components of Adjusted Cash from Operations plus Other Portfolio Collections:
Cash collected from our Portfolio	891,250	371,021	603,545	658,726
Cash collected from sale of assets (1)	325,051	23,434	226,086	122,399
Cash used for compensation and benefit expenses and general and administrative expenses	(85,519)	(51,858)	(48,798)	(88,579)
Interest paid (2)	(172,679)	(128,739)	(90,836)	(210,582)
Management fees and retained interest income and origination fees and other income	33,044	20,919	9,988	43,975
Principal payments on non-recourse debt	(72,989)	(4,950)	(69,958)	(7,981)
Other	(8,083)	12,164	2,058	2,023
Adjusted Cash from Operations plus Other Portfolio Collections	$910,075	$241,991	$632,085	$519,981
(1) Includes cash from the sale of assets on our balance sheet as well as securitization transactions.
(2) For the six months and TTM ended June 30, 2025, interest paid includes a $18 million benefit from the settlement of derivatives which were designated as cash flow hedges. For the six months and TTM ended June 30, 2024, interest paid includes a $19 million benefit from the settlement of a derivative which was designated as a cash flow hedge.